INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT made and executed as of the 26th day of January 2012, by and between The SteelPath MLP Funds Trust, a Delaware statutory trust (the “Trust”), and SteelPath Fund Advisors, LLC, a Delaware limited liability company (the “Advisor”):

WHEREAS, the Trust engages in business as an investment company and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company; and

WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of acting as an investment advisor; and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory and other services to the Trust, including such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust may include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a “Fund” and collectively the “Funds”), and to provide certain other services to the Trust, and the Advisor desires to be retained to provide such services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Trust and the Advisor agree as follows:

1.          Appointment. The Trust hereby appoints the Advisor to act as investment advisor to the Funds for the period and on the terms set forth in this Agreement and, subject to the supervision of the Board of Trustees of the Trust (the “Board”), to manage the investment activities of the Funds and to provide certain other services to the Trust as hereinafter set forth. The Advisor accepts such appointment and agrees to render the services herein for compensation as set forth on Schedule A. In the performance of its duties, the Advisor will act in the best interests of the Trust and each Fund and will perform its duties hereunder for the Trust and each Fund in conformity with: (a) applicable laws and regulations, including, but not limited to, the 1940 Act and the Advisers Act; (b) the terms of this Agreement; (c) the investment objectives, policies and restrictions of each applicable Fund as stated in the Trust’s currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act; (d) the Trust’s Declaration of Trust and Bylaws; and (e) such other guidelines as the Board of Trustees of the Trust (the “Board”) reasonably may establish or approve. The Advisor will be an independent contractor and will have no authority to act for or represent the Trust or Fund in any way or otherwise be deemed to be an agent of the Trust or Fund unless expressly authorized in this Agreement or in another appropriate written format.

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2.          Investment Program. Subject to supervision by the Board, the Advisor will provide a continuous investment program for each Fund and shall determine what securities and other investments will be purchased, retained, sold or loaned by each Fund and what portion of such assets will be invested or held uninvested as cash. The Advisor will exercise full discretion and act for each Fund in the same manner and with the same force and effect as such Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. The Advisor will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the Trust and each Fund in conformity with the requirements of the 1940 Act, other applicable laws and regulations, and any policies that are approved by the Board.

3.          Exercise of Rights. The Advisor, unless and until otherwise directed by the Board, will exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies; converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization.

4.          Execution of Transactions and Selection of Broker-Dealers. The Advisor shall be responsible for effecting transactions for each Fund and selecting brokers or dealers to execute such transactions for each Fund. In the selection of brokers or dealers (which may include brokers or dealers affiliated with the Advisor) and the placement of orders for the purchase and sale of portfolio investments for each Fund, the Advisor shall use its best efforts to obtain for each Fund the best execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage or research services as described below. In using its best efforts to obtain the best execution available, the Advisor, bearing in mind each Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of execution and research services provided by the broker or dealer. Subject to such policies as the Board may determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage or research services to the Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor’s overall responsibilities with respect to such Fund and to other clients of the Advisor as to which the Advisor exercises investment discretion. The Trust hereby agrees that any entity or person associated with the Advisor which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Trust hereby consents to the retention of compensation for such transactions.

5.          Reports to the Board. Upon request, the Adviser shall provide to the Board such analyses and reports as may be required by law or otherwise reasonably required to fulfill its responsibilities under this Agreement.

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6.          Other Services. The Advisor shall provide such additional management and administrative services as may reasonably be required in connection with the business affairs and operations of the Trust beyond those furnished by the Trust’s administrator.

7.          Employees. The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Advisor or furnished to the Trust under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be deemed to include persons employed or otherwise retained by the Advisor to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Advisor may desire.

8.          Delegation of Authority. Any of the duties specified herein with respect to one or more Funds may be delegated by the Advisor, at the Advisor’s expense, to an appropriate party, including an affiliated party (“Subadviser”), subject to such approval by the Board and shareholders of the applicable Fund to the extent required by the 1940 Act. The retention of one or more Subadvisers by the Advisor pursuant to this Paragraph 8 shall in no way reduce the obligations of the Advisor under this Agreement and the Advisor shall be responsible to the Trust for all acts or omissions of each Subadviser in connection with the performance of the Advisor’s duties under this Agreement. In connection with the delegation of responsibilities to a Subadviser, the Advisor shall:

(a)	Oversee the performance of delegated functions by each Subadviser and furnish the Board with periodic reports concerning the performance of delegated responsibilities by the Subadviser;

(b)	Allocate the portion of the assets of a Fund to be managed by one or more Subadvisers for such fund and coordinate the activities of all Subadvisers;

(c)	If appropriate, recommend changes in a Subadviser or the addition of a Subadviser, subject to the necessary approvals under the 1940 Act; and

(d)	Be responsible for compensating the Subadviser in the manner specified in its agreement with the Subadviser.

9.          Website. The Advisor shall, at its own expense, create and maintain a website on behalf of the Trust, which website will be the property of the Advisor.

10.         Compliance with Rule 38a-1. The Advisor shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Advisor shall also provide the Trust’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

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11.         Expenses of the Advisor. The Advisor shall bear the cost of rendering the services to be performed or furnished by it under this Agreement, and shall provide the Trust with such office space, facilities, equipment, clerical help, and other personnel and services as the Trust shall reasonably require in the conduct of its business. The Advisor shall also bear the cost of telephone service, heat, light, power and other utilities provided to the Trust. The salaries of officers of the Trust, and the fees and expenses of Trustees of the Trust, who are also directors, officers or employees of the Advisor, or who are officers or employees of any company affiliated with the Advisor, shall be paid and borne by the Advisor or such affiliated company.

12.         Expenses of the Trust. The Trust assumes and shall pay or cause to be paid all expenses of the Trust not expressly assumed by the Advisor under this Agreement, including without limitation: any payments pursuant to any plan of distribution adopted by the Trust; the fees, charges and expenses of any registrar, custodian, accounting agent, administrator, stock transfer and dividend disbursing agent; brokerage commissions; taxes; registration costs of the Trust and its shares under federal and state securities laws; the costs and expenses of preparing, printing, including typesetting, and distributing prospectuses and statements of additional information of the Trust and the Funds and supplements thereto to the Trust’s shareholders; all expenses of shareholders’ and Trustees’ meetings and of preparing, printing and mailing proxy statements and reports to shareholders; fees and travel expenses of Trustees and members of any advisory board or committee who are not also officers, directors or employees of the Advisor or who are not officers or employees of any company affiliated with the Advisor; all expenses incident to any dividend, withdrawal or redemption options; charges and expenses of any outside service used for pricing of the Funds’ shares; fees and expenses of legal counsel to the Trust and its Trustees; fees and expenses of the Trust’s independent accountants; membership dues of industry associations; interest payable on borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Trust which inure to its benefit; and extraordinary expenses (including but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto).

13.         Compensation. As full compensation for the services and facilities furnished to the Funds and the Trust and the expenses assumed by the Advisor under this Agreement, the Trust shall pay to the Advisor a fee determined in accordance with Schedule B hereto. This fee shall be paid monthly, in arrears, promptly after the end of the month. Subject to the provisions of paragraph 9 hereof, payment of the Advisor’s compensation for the preceding month shall be made as promptly as possible after completion of the necessary computations.

14.         Limitation of Liability. The Advisor will use its best efforts in the supervision and management of the investment activities of the Trust and in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Advisor, its members, officers and employees and their respective affiliates, executors, heirs, assigns, successors and other legal representatives and members, officers and employees of affiliates of the Advisor (the “Affiliates”) shall not be liable to the Trust or the Funds for any error of judgment or any mistake of law or for any act or omission by the Advisor or by any of the Affiliates.

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15.         Services Not Exclusive. Nothing contained in this Agreement shall prevent the Advisor or any affiliated person of the Advisor from acting as investment advisor or investment manager for any other person, firm, corporation or account nor in any way bind or restrict the Advisor or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Advisor to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

16.         Use of Name. The Trust acknowledges and agrees that the name “SteelPath”, the SteelPath logo and all rights to the use of such name or logo (or any derivatives of such name or logo) as part of the names of the Trust and the Funds or otherwise belong to the Advisor. The Advisor hereby consents to the use by the Trust of such name and logo and has granted to the Trust a non-exclusive license to use such name as part of the name of the Trust and the names of the Funds. In the event that the Advisor or an affiliate of the Advisor ceases to serve as the investment advisor of the Trust or the Funds, this non-exclusive license granted herein may be revoked in whole or in part by the Advisor, and the Trust shall cease using the name “SteelPath” as part of its name and the names of the Funds and cease use of SteelPath logo, unless otherwise consented to by the Advisor or any successor to its interest in such name.

17.         Effectiveness. This Agreement shall become effective with respect to a Fund as of the date first written above; provided, however, that with respect to any Fund created after the initial date of this Agreement, this Agreement shall take effect as of the date specified in Schedule A to this Agreement following approval (i) by a majority vote of the Board, including a vote of a majority of the Trustees who are not interested persons of the Fund within the meaning of Section 2(a)(19) of the 1940 Act (“Independent Trustees”), and (ii) if required by the 1940 Act or applicable interpretations thereof, by vote of a majority of that Fund’s outstanding voting securities.

18.         Renewal. This Agreement shall remain in effect with respect to a Fund, and with respect to any Fund created after the initial date of this Agreement, for a period of two years from the date of its effectiveness as to such Fund, and in either event shall continue in effect for successive annual periods thereafter with respect to a Fund, provided that such continuance is specifically approved at least annually: (i) by the Board or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by a majority of the Trust’s Independent Trustees; provided further, however, that if the continuation of this Agreement is not approved as to a Fund, the Advisor may continue to render to that Fund the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

19.         Termination. Notwithstanding the foregoing, with respect to any Fund, this Agreement may be terminated at any time by vote of the Board, including a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of such Fund on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Advisor. The Advisor may at any time terminate this Agreement on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust. This Agreement automatically and immediately will terminate in the event of its “assignment,” within the meaning of Section 2(a)(4) of the 1940 Act. Termination of this Agreement pursuant to this Paragraph 20 shall be without the payment of any penalty. Termination of this Agreement with respect to a given Fund shall not affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund.

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20.         Notice. Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

21.         Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to a given Fund shall be effective until approved by the Board and such Fund’s shareholders to the extent required by the 1940 Act.

22.         Non-Binding Agreement. This Agreement is executed by the Trust’s Trustees and/or officers in their capacities as Trustees and/or officers and the obligations of this Agreement are not binding upon any of them or the shareholders individually; rather, they are binding only upon the assets and property of the Trust.

23.         Governing Law. This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

24.         Authority. The Trust represents that this Agreement has been duly approved by the Board, including a majority of the Independent Trustees, and by shareholders of the Trust in accordance with the requirements of the 1940 Act and the rules thereunder.

25.         Trust and Shareholder Liability. The Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Funds, the obligations hereunder shall be limited to the respective assets of that Fund. The Advisor further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

THE STEELPATH MLP FUNDS TRUST

By:	/s/ Gabriel Hammond
Gabriel Hammond
President

STEELPATH FUND ADVISORS

By:	/s/ Gabriel Hammond
Name: Gabriel Hammond
Title: Managing Partner/Member

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SCHEDULE A

Annual Advisory Fee
Fund	(As a percentage of average daily net assets)

SteelPath MLP Alpha Plus Fund	1.25%

SteelPath MLP and Infrastructure Debt Fund	0.80%

Dated as of: March 29, 2012

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